EXHIBIT 99.1

AUTOBYTEL INC. FILES FORM 10-Q QUARTERLY REPORT

WITH THE SEC AND REPORTS SECOND QUARTER RESULTS

IRVINE, Calif. — August 8, 2005 — Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced it filed with the Securities and Exchange Commission its Form 10-Q Quarterly Report for the second quarter ended June 30, 2005.

“Autobytel has completed the difficult and time-consuming process of the internal review and restatement of our financial statements. The Company’s results in the second quarter were clearly impacted by this process,” said Autobytel President and CEO Rick Post. “Over the past quarter, the new management team has evaluated the current state of the business and we are taking actions that are designed to grow revenue and reduce costs. We are enthusiastic about future business opportunities.”

Summary of the Quarter Ended June 30, 2005:

Revenue for the second quarter was $31.4 million, of which $19.7 million was related to Lead fees; $4.5 million was related to Advertising; $6.0 million was related to CRM services, and $1.1 million was related to Data, Applications and Other.

Operating expenses, which include costs associated with the internal review, restatements and audits of the Company’s consolidated financial statements, were $34.9 million in the second quarter. Net loss for the second quarter was $3.3 million, or $0.08 per fully diluted share.

The Company delivered approximately 0.9 million purchase requests in the second quarter. Of these, approximately 0.6 million were delivered to retail dealers and approximately 0.3 million were delivered to enterprise dealers. The total number of purchase requests delivered to retail and enterprise dealers in the second quarter of 2005 declined by 0.1 million compared to the first quarter of 2005. Additionally, the Company delivered 0.2 million finance leads in the second quarter.

As of June 30, 2005, the Company had approximately 6,100 retail dealer relationships (including approximately 260 suspended dealers), approximately 680 enterprise dealer relationships, and five direct relationships, encompassing 15 brands with automotive manufacturers or their automotive buying service affiliates, representing up to approximately 17,000 enterprise dealer relationships.

CRM customer relationships consisted of approximately 2,900 Web Control and approximately 760 Retention Performance Marketing® (RPM®) relationships.

Domestic cash, cash equivalents, and short-term and long-term investments totaled $45.1 million as of June 30, 2005, a reduction of $7.1 million from March 31, 2005. Net cash used in operations was $6.4 million in the second quarter of 2005. The decrease is primarily due to payments associated with the internal review, restatements and audits of the Company’s consolidated financial statements, annual insurance premiums, and a contract dispute settlement, all of which totaled approximately $8.6 million.

Business Outlook

“We are pleased to be moving forward with our business and are particularly excited about our recently announced co-branding relationships with Bankrate, ESPN.com and Viacom,” continued Post. “We believe that these deals, in combination with our initiatives in search engine optimization, will help drive page views, build our brand equity and deliver the highest quality purchase requests to our dealer and automotive manufacturer customers. We look forward to forming more strategic partnerships of this nature.”

“As the Automotive Internet continues to evolve, it is critical that Autobytel focuses on quality and evolves its marketing programs ahead of the competitive curve. We believe that we have the products and programs to provide value, efficiencies and strong ROI for dealers and automotive manufacturers throughout the customer life cycle – from customer generation to customer retention,” concluded Post.

On a going forward basis, the Company estimates that revenue for the full fiscal year 2005 will be in the range of $126 to $130 million.

Conference Call

A conference call to discuss second quarter 2005 financial results will be web cast live on Wednesday, August 10, 2005, at 4:30 PM Eastern Time. Participants may listen to a webcast of the live conference call over the Internet by visiting the investor relations section of the Company’s Web site located at: www.autobytel.com. Below is a direct link to the registration page. Please go to the Web site at least ten minutes prior to the call to register, download, and install any necessary audio software.

http://www.irconnect.com/abtl/conf/2q2005.html

A replay number is available beginning at 7:30 p.m. Eastern Time (4:30 p.m. Pacific Time). The replay of the conference call may be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers. The conference ID for the replay is 8377645.

About Autobytel

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Carsmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. Autobytel was the most visited new car buying and research destination in 2004, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel Inc. is the only company to achieve top rankings for both its lead management and lead generation services among the nation’s top 100 Internet dealers.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees at acquired entities, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2004, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contacts:

Autobytel Inc.

Jennifer Klein (Investors)

(949) 862-1362

jenniferkl@autobytel.com

Melanie Webber (Media)

(949) 862-3023

melaniew@autobytel.com

Autobytel Inc.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Domestic cash and cash equivalents	$27,085	$24,287
Restricted international cash and cash equivalents	8,631	9,053
Short-term investments	12,000	16,500
Accounts receivable, net of allowance for bad debts and customer credits of $1,147 and $1,037, respectively	19,238	17,920
Prepaid expenses and other current assets	3,072	2,344

Total current assets	70,026	70,104
Long-term investments	6,000	12,000
Property and equipment, net	3,594	3,389
Capitalized internal use software, net	90	225
Goodwill	70,697	70,697
Acquired intangible assets, net	3,211	4,187
Other assets	110	115

Total assets	$153,728	$160,717

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,844	$5,812
Accrued expenses	6,498	7,990
Current portion of deferred revenues	4,186	4,029
Accrued domestic restructuring	—	74
Other current liabilities	2,185	2,216

Total current liabilities	19,713	20,121
Long-term deferred revenues	1	8

Total liabilities	19,714	20,129
Minority interest	4,338	4,521
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized, none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 41,911,163 and 41,905,848 shares issued and outstanding, respectively	42	42
Additional paid-in capital	282,303	282,287
Accumulated other comprehensive income	1,785	2,099
Accumulated deficit	(154,454)	(148,361)

Total stockholders’ equity	129,676	136,067

Total liabilities, minority interest and stockholders’ equity	$153,728	$160,717

Autobytel Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$31,385	$31,122	$64,713	$55,740
Costs and expenses:
Cost of revenues	12,682	12,891	26,069	23,416
Sales and marketing	7,008	6,998	15,090	13,083
Product and technology development	6,279	5,450	12,350	9,810
General and administrative	8,539	4,514	16,867	7,533
Amortization of acquired intangible assets	354	304	814	331

Total costs and expenses	34,862	30,157	71,190	54,173

Income (loss) from operations	(3,477)	965	(6,477)	1,567
Interest income	389	219	738	405
Loss in equity investee	—	—	—	(84)
Foreign currency exchange gain	8	20	10	20
Other income	—	—	—	1
Minority interest	(76)	(47)	(93)	(47)

Income (loss) before income taxes	(3,156)	1,157	(5,822)	1,862
Provision for income taxes	(127)	(171)	(271)	(200)

Net income (loss)	$(3,283)	$986	$(6,093)	$1,662

Net income (loss) per share:
Basic	$(0.08)	$0.02	$(0.15)	$0.04

Diluted	$(0.08)	$0.02	$(0.15)	$0.04

Shares used in computing net income (loss) per share:
Basic	41,906,851	41,123,593	41,906,352	39,733,775

Diluted	41,906,851	44,708,634	41,906,352	43,656,782

Comprehensive income (loss):
Net income (loss)	$(3,283)	$986	$(6,093)	$1,662
Translation adjustment	249	(77)	314	67

Comprehensive income (loss)	$(3,034)	$909	$(5,779)	$1,729

Autobytel Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(6,093)	$1,662
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash charges:
Depreciation and amortization	855	801
Amortization of capitalized internal use software	193	540
Amortization of acquired intangible assets	957	418
Impairment of acquired intangible assets	19	—
Provision for (recovery of) bad debt	342	(240)
Provision for customer credits	1,482	584
Loss on disposal of property and equipment	2	20
Loss on equity investee	—	84
Minority interest	93	47
Changes in assets and liabilities, excluding the effect of acquisitions and consolidation of Autobytel.Europe:
Accounts receivable	(3,142)	(1,243)
Prepaid expenses and other current assets	(728)	(423)
Other assets	5	13
Accounts payable	1,032	1,637
Accrued expenses	(1,492)	(1,362)
Deferred revenues	150	(524)
Accrued domestic restructuring	(74)	(90)
Accrued international licensee liabilities	—	(1,541)
Other current liabilities	(31)	307

Net cash provided by (used in) operating activities	(6,430)	690

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	—	(20,631)
Sales and maturities of short-term and long-term investments	18,600	17,991
Purchases of short-term and long-term investments	(8,100)	(39,500)
Redemptions of long-term investments	—	9,000
Changes in restricted international cash and cash equivalents	(168)	2,038
Capitalized internal use software costs	(58)	—
Purchases of property and equipment	(1,068)	(923)
Proceeds from sale of property and equipment	6	—

Net cash provided by (used in) investing activities	9,212	(32,025)

Cash flows from financing activities:
Payments of capital lease obligations	—	(225)
Net proceeds from sale of common stock	16	3,657

Net cash provided by financing activities	16	3,432

Net increase (decrease) in cash and cash equivalents	2,798	(27,903)
Cash and cash equivalents, beginning of period	24,287	45,643

Cash and cash equivalents, end of period	$27,085	$17,740

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$534	$69

Cash refunded during the period for interest	$—	$(1)